Exhibit 10.6

AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT

This AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT (this “Amendment”), dated as of         , 2016, is made and entered into by and between PhaseRx, Inc., a Delaware corporation (the “Company”), and                             (the “Participant”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Nonqualified Stock Option Agreement by and between the Company and the Participant, dated                            , 2016 (the “Option Agreement”), and in the PhaseRx 2016 Long-Term Incentive Plan.

WHEREAS, pursuant to the Option Agreement, the Company granted an option (the “Option”) to the Participant to purchase a total of                             (               ) full shares of Common Stock of the Company at an Option Price equal to $         per share; and

WHEREAS, Section 23 of the Option Agreement provides that the Option Agreement can be amended by a writing signed by the parties thereto, and the Company and the Participant now desire to amend the Option Agreement to revise the vesting provisions that would apply in connection with a Change in Control.

NOW, THEREFORE, in accordance with the terms of the Option Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Participant agree as follows:

1.	Section 3 of the Option Agreement is amended by deleting the last paragraph of said Section and replacing it with the following new paragraph as follows:

In the event that a Change in Control occurs, (i) fifty percent (50%) of the total Optioned Shares not previously vested shall become vested and exercisable upon the effective date of the Change in Control and (ii) any remaining Optioned Shares not previously vested shall become fully vested and exercisable on the date of the Participant’s Termination of Service by the Company without Cause (as defined herein) if such Termination of Service occurs on or before the first anniversary of the Change in Control’s effective date.

2.	Section 4(b) of the Option Agreement is amended by deleting said Section in its entirety and replacing it with the following new Section 4(b) as follows:

b.          For purposes of this Agreement, “Cause” means the Participant’s Termination of Service by the Company because of: (i) the Participant’s conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or (ii) the Participant’s breach of fiduciary duty which involves personal profit. Notwithstanding the foregoing, in the case of any Participant who has entered into an employment agreement with the Company or any Subsidiary that contains the definition of “cause” (or any similar definition), then during the term of such employment agreement the definition contained in such employment agreement shall be the applicable definition of “cause” under the Agreement as to such Participant if such employment agreement expressly so provides.

3.	The Option Agreement, except as modified by this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Participant have executed, or caused to be executed, this Amendment effective as of the day and year first written above.

PhaseRx, Inc.

By:
Name:
Title:

THE PARTICIPANT

[Name]

2